Exhibit 3.2

ORGANIZATIONAL REGULATIONS

dated as of February 25, 2009

of

Weatherford International Ltd.,

a Swiss corporation with its registered office in Zug

ARTICLE 1

SCOPE AND BASIS

Section 1.01.  Basis.  These Organizational Regulations (the Organizational Regulations) are enacted by the Board of Directors of Weatherford International Ltd. (the Company) pursuant to article 716b of the Swiss Code of Obligations (CO) and Article 26 of the Company’s articles of association (the Articles of Association). The Organizational Regulations govern the internal organization and the duties, powers and responsibilities of the Board of Directors, Board Committees and officers of the Company (collectively, the Executive Bodies).

Section 1.02.  Group Companies.  The Company is an operating and holding company with international subsidiaries active in businesses that are involved in providing equipment and related services used for drilling, evaluation, completion, production and intervention of oil and natural gas wells. The Executive Bodies of the Company shall duly respect the legal independence of all subsidiary companies and the local laws applicable to them. To ensure proper functioning among the Company and its subsidiaries, in the interests of the Company and its shareholders and to comply with various requirements imposed by relevant laws and regulatory authorities, the Board of Directors shall supervise and, where necessary and appropriate, coordinate the business of the Company and its subsidiaries by providing overall guidance and support.

Section 1.03.  Interpretation.

(a) Words importing the singular number shall also include the plural number and vice-versa.

(b) Words importing the masculine gender shall also include the feminine gender.

ARTICLE 2

CORPORATE ORGANIZATION

The Company shall have the following functions and committees:

(a) the Board of Directors (the Board);

(b) the chairman of the Board (the Chairman);

(c) the board committees established from time to time pursuant to these Organizational Regulations (the Board Committees);

(d) the chief executive officer of the Company (the Chief Executive Officer); and

(e) the officers and other management of the Company.

ARTICLE 3

THE BOARD

Section 3.01.  Constitution.  The Board shall elect from among its members one Chairman. It may elect one or more Vice-Chairmen. It shall further appoint a Secretary who need not be a member of the Board. The Secretary shall keep the minutes of the General Meetings of Shareholders and the meetings of the Board and give notice of such meetings and shall perform like duties for the committees of the Board when so required. In the case of the absence or inability to act of the Secretary, any Assistant Secretary (or, in the case of keeping minutes of the General Meeting of Shareholders or the meetings of the Board, any other person designated by the presiding officer of such meeting) may act in the Secretary’s place.

Section 3.02.  Board Composition.  In selecting candidates for Board membership the Board shall give due consideration to the governance framework set forth in the Corporate Governance Principles of the Company.

Section 3.03.  Powers and Duties.

(a) The Board is the ultimate executive body of the Company and shall determine the principles of the business strategy and policies. The Board shall exercise its function as required by law, the Articles of Association and these Organizational Regulations.

(b) The Board shall be authorized to pass resolutions on all matters that are not reserved to the General Meeting of Shareholders or to other Executive Bodies by applicable law, the Articles of Association or these Organizational Regulations.

(c) In particular, the Board has the following powers and duties:

(i) the ultimate direction of the Company and the issuance of the necessary guidelines in accordance with applicable law and regulations;

(ii) the determination of the Company’s organizational structure, including the promulgation and the amendment of these Organizational Regulations;

(iii) the determination of the Company’s accounting principles, financial control and financial planning;

(iv) the appointment and removal of the persons responsible for the management and representation of the Company;

(v) the ultimate supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles of Association, these Organizational Regulations and other applicable instructions and guidelines;

(vi) the review and approval of the business report and the financial statements of the Company as well as the preparation of the General Meeting of Shareholders and the implementation of its resolutions;

(vii) the notification of the court if the liabilities of the Company exceed the assets of the Company (article 725 CO);

(viii) the adoption of resolutions concerning an increase in the share capital of the Company to the extent that such power is vested in the Board (article 651 para. 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association, as well as making the required report on the capital increase;

(ix) the establishment of the Company’s dividend policy;

(x) the proposal to the General Meeting of Shareholders of candidates for election or re-election to the Board, upon recommendation of the Corporate Governance and Nominating Committee;

(xi) the response to any takeover offer for the Company;

(xii) the establishment of any code of ethics, code of conduct and business practice;

(xiii) the determination of any membership and terms of reference of any Board Committees;

(xiv) the approval of any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Swiss Merger Act and/or unless approval by the General Meeting of Shareholders is required pursuant to the Swiss Merger Act;

(xv) the appointment and removal of the Chairman (giving due consideration to the Corporate Governance Guidelines of the Company) and the Secretary, the members of Board Committees and the officers, as well as the determination of their signatory power (see Section 9.01);

(xvi) the approval of the annual investment and operating budget;

(xvii) the approval of share buybacks of the Company; and

(xviii) the determination for the Company to enter into new areas of activity and withdrawal from existing areas of business, each within the purpose of the Company as specified in the Company’s Articles of Association.

Section 3.04.  Delegation of Management.  To the extent permitted by applicable law and stock exchange rules and except as otherwise provided herein, the Board herewith delegates, in the sense of article 716b CO, all other duties, including the implementation of the Board and committee resolutions as well as the supervision of particular aspects of the business and the management of the Company, to the Chief Executive Officer. Subject to Section 3.07, Directors will have complete and open access to the officers of the Company, including the Chief Executive Officer.

Section 3.05.  Meetings.

(a) The Board shall meet together for the transaction of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. The Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company.

(b) Regularly scheduled meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Chairman. Special meetings of the Board may be called by the Chairman or any two members of the Board. Any member of the Board may request that the Chairman convene a meeting as soon as practicable, subject to providing a reason for so requesting a meeting.

(c) No notice need be given of any regular meeting of the Board or of any adjourned meeting of the Board. No notice need be given to any Director who signs a written waiver thereof or who attends the meeting without protesting the lack of notice. Notices need not state the purpose of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except when a Director attends and makes it known that he is attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully convened, and such purpose is duly recorded in the minutes of such meeting.

(d) Notice of each special meeting of the Board shall be given to each Director either by first class mail or by a mail service equivalent to first class mail, at least three days before the meeting, by “overnight” or other express delivery service at least two days before the meeting, or by telecopy, facsimile, personal written delivery, e-mail (or other electronic means of communication) or telephone at least one day before the meeting. Any notice given by telephone shall be immediately confirmed by telecopy, facsimile, or e-mail (or other electronic means of communication). Notices are deemed to have been given: by mail, when deposited in the mail with postage prepaid; by “overnight” or other express delivery service, the day after sending; by telecopy or facsimile, upon receipt of a transmittal confirmation; and by personal delivery, e-mail or telephone, at the time of delivery. Written notices shall be sent to a Director at the address or e-mail address designated by such Director for that purpose or, if none has been so designated, at such Director’s last known residence, business or e-mail address.

(e) Any one or more Directors or any committee thereof may participate in a meeting of the Board or committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 3.06.  Attendance Quorum; Resolutions and Minutes.

(a) The attendance quorum necessary for the transaction of the business of the Board shall be the greater of two Directors, and not less than one-third of the total number of Directors. No attendance quorum shall be required for resolutions of the Board providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.

(b) The Board shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of Section 3.06(a) above is satisfied. The Chairman shall have the same vote as each other Director.

(c) Resolutions of the Board may be passed without a meeting by way of written consent by a majority of the whole Board, provided that no member of the Board requests oral deliberations. In such a case, a resolution in writing (in one or more counterparts) signed by a majority the Directors or all the members of a committee of the Directors (including signed copies sent by facsimile or email) shall be as valid and effectual as if it had been passed at a meeting of the Board or committee, as the case may be, duly convened and held.

(d) The Board shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Company and the Directors and of committees of the Board. The minutes of Board meetings shall be signed by the acting chairman and the secretary and must be approved by the Board. The minutes of committee meetings shall be signed by the acting chairman and must be approved by such committee.

Section 3.07.  Information and Reporting.

(a) At Board meetings, each member of the Board is entitled to request and receive from other Directors and from the Chief Executive Officer information on all affairs of the Company.

(b) Outside of Board meetings, each Director may request information from the Chief Executive Officer on the general course of business and, upon approval of the Chairman, each Director may obtain information on specific transactions and/or access to business documents.

Section 3.08.  Compensation.  Each Director shall be entitled to receive as compensation for such Director’s services as a Director or committee member or for attendance at meetings of the Board or committees, or both, such amounts and type of compensation (if any) as shall be fixed from time to time by the Board or the Compensation Committee. In determining Directors’ compensation, the Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company as well as the recommendations of the Compensation Committee. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

Section 3.09.  Conflicts of Interest.

(a) Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein shall authorize a Director or Director’s firm, partner or company to act as auditor of the Company.

(b) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall disclose the nature of such interest as required by applicable law.

(c) The Director facing a conflict of interests shall not participate in the deliberations and resolutions on matters involving such conflict of interests.

Section 3.010.  Participation by Non-Members.  Persons who are not members of the Board of Directors or committees of the Board may participate in meetings of such bodies if their expertise is required and they have been invited by the chairperson of such body. Such persons shall not vote upon any resolutions.

ARTICLE 4

CHAIRMAN AND VICE-CHAIRMAN

Section 4.01.  Power and Duties.  The Chairman of the Board shall preside at all meetings of the Board. Further, the Chairman has the following powers and duties:

(a) contact with the officers and management of the Company between Board meetings in order to be informed about important business developments;

(b) preparing the agenda for the General Meetings of Shareholders and Board meetings;

(c) presiding over the General Meetings of Shareholders and Board meetings;

(d) informing the full Board without delay of material extraordinary events; and

(e) any other matters reserved by law, the Articles of Association or these Organizational Regulations to the Chairman.

Section 4.02.  Authority.  Should the Chairman be unable or unavailable to exercise his functions, his functions shall be assumed by the Vice-Chairman, if one has been elected, or if the latter has not been elected or should be unable or unavailable, another Director appointed by the Board.

ARTICLE 5

BOARD COMMITTEES

Section 5.01.  General.

(a) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors, as designated by the Board. The Board may designate one or more alternate Directors as members of any committee, who may replace any absent member at any meeting of the committee. In the absence of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent member. At all meetings of any committee, a majority of its members (or the member, if only one) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such committee, unless otherwise specifically provided by law, the Articles of Association or these Organizational Regulations. The Board shall have the power at any time to change the number and members of any such committee, to fill vacancies and to discharge any such committee.

(b) Sections 3.05 and 3.06(b) through (d) above with respect to notice of, and participation in, meetings of the Board shall apply also to meetings of committees, unless different provisions shall be prescribed by the Board. Each committee shall serve at the discretion of the Board. It shall keep minutes of its meetings and report the same to the Board when required and shall observe such procedures as are prescribed by the Board.

(c) Any committee of the Board, to the extent provided by the provisions set forth herein and in such committee’s charter, but subject to any limitation imposed by the Swiss Code of Obligations, shall have and may exercise all the powers and authority of the Board in the management of the affairs of the Company that are assigned to it by the Board, and may further assist the Board in implementing its resolutions. The Board may delegate to any such committee the necessary powers to that effect pursuant to the provisions of such committee’s charter.

(d) The committees have the right, at any time and in their discretion, to make or request inquiries in all matters within their responsibilities as specified in such committee’s charter. They may hire independent legal advisors, auditors and other experts, in particular to establish a comparison with general principles of best practice or otherwise. The expenses shall be borne by the Company.

Section 5.02.  Individual Committees.  The committees of the Board shall be the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and any other committees designated by the Board.

ARTICLE 6

CHIEF EXECUTIVE OFFICER

Section 6.01.  Powers and Duties.  Subject to applicable law, regulations and stock exchange rules, the day-to-day executive management of the Company shall be the responsibility of the Chief Executive Officer. If the President (as described below) shall not be designated the Chief Executive Officer of the Company, such President shall have such authority and perform such duties as may be prescribed from time to time by the Board or the Chief Executive Officer. The Chief Executive Officer shall have the primary responsibility for the management of the Company, and shall directly report to the Board.

Section 6.02.  Reporting.  The Chief Executive Officer shall regularly inform the Board at the Board meetings on the current course of business and all major business matters of the Company.

ARTICLE 7

OFFICERS

Section 7.01.  Composition.  The officers of the Company shall be chosen by the Board and shall include a Chief Executive Officer, a President and one or more Vice Presidents (who may be further classified by such descriptions as “Executive,” “Senior” or “Assistant” as determined by the Board), and such other officers, as the Board may deem necessary or appropriate. The Board may from time to time authorize any officer to appoint and remove any other officer or agent and to prescribe such person’s authority and duties. Any person may hold at one time two or more offices. Each officer shall have such authority and perform such duties, in addition to those specified in these Articles, as may be prescribed by the Board from time to time.

Section 7.02.  Term of Office.  Each officer shall hold office for the term for which appointed by the Board, and until the person’s successor has been appointed and qualified or until such person’s earlier resignation or removal. Any officer may be removed by the Board, with or without cause. The election or appointment of an officer shall not in and of itself create contractual rights to bind the Company. Any officer may resign at any time by giving written notice to the Board or the Secretary. Any such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt of such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE 8

FISCAL YEAR

Section 8.01.  Determination.  The fiscal year of the Company shall start on January 1 and end on December 31.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01.  Signatory Power.  The Directors, officers and other persons authorized to represent the Company and its subsidiaries have individual or joint signatory power, as determined appropriate by the Board from time to time or as otherwise required by applicable law.

Section 9.02.  Insurance.  The Company may procure directors’ and officers’ liability insurance for the Directors and for officers of the Company. Any costs of insurance shall be charged to the Company or its subsidiaries.

ARTICLE 10

FINAL PROVISIONS

Section 10.01.  Change of or Amendments to these Organizational Regulations.  Any change of or amendment to these Organizational Regulations shall only be valid if the Board approved such change or amendment with the attendance quorum and the majority as set forth in Section 3.06(a), (b) and (c), respectively.

SO RESOLVED as of February 25, 2009.